UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2008

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On August 11, 2008, Orange 21 Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Filing”) to report, among other things, the appointment of A. Stone Douglass to its Board of Directors (the “Board”). In accordance with Instruction 2 to Item 5.02 on Form 8-K, disclosure of the Board’s committees on which Mr. Douglass would serve was not included in the Original Filing because Mr. Douglass had not been appointed to serve on any such committee as of the date of the Original Filing. This Current Report on Form 8-K/A is filed as an amendment to the Original Filing and should be read in conjunction therewith.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 20, 2008, the Board appointed Mr. Douglass to serve as a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee. In addition, on August 20, 2008, Mr. Douglass was appointed to Chairman of the Board.

Item 8.01.	Other Events.

Effective August 20, 2008, the Board made the following appointments to its committees. The Audit Committee will consist of Harry Casari, as chairman, John Pound and Mr. Douglass. The Compensation Committee will include David Mitchell, as chairman, Theodore Roth and Mr. Casari. The Nominating and Corporate Governance Committee will be comprised of Mr. Roth, as chairman, Mr. Mitchell and Mr. Douglass.

In addition, effective August 20, 2008, the Board reappointed the Company’s executive officers to serve until their successors are elected and qualified, or until their earlier death, resignation, removal or incapacity. Mark Simo was reappointed as the Company’s Chief Executive Officer, Jerry Collazo was reappointed as the Company’s Chief Financial Officer and Secretary, and Barry Buchholtz was reappointed as the Company’s President, Italian Operations.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release issued by the Company on August 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 26, 2008	ORANGE 21 INC.

	By:	/s/ Jerry Collazo
Jerry Collazo
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	Press release issued by the Company on August 26, 2008.